Exhibit 1.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

CYPHERPUNK MINING LLC,

CYPHERPUNK TECHNOLOGIES INC.,

MORIA MINING, LLC,

and

WINKLEVOSS TREASURY INVESTMENTS, LLC

dated as of

August 17, 2026

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(continued)

-ii-

(continued)

Page

Section 7.06	Successors and Assigns	24
Section 7.07	Amendment and Modification; Waiver	24
Section 7.08	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	24
Section 7.09	Counterparts	25
Section 7.10	No Reliance	25

-iii-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 17, 2026, is entered into by and among MORIA MINING, LLC, a Delaware limited liability company (“Seller”), and WINKLEVOSS TREASURY INVESTMENTS, LLC, a Delaware limited liability company and an affiliate of Seller (“WTI” and together with Seller, “Seller Parties”), CYPHERPUNK MINING LLC, a Delaware limited liability company (“Buyer”), and CYPHERPUNK TECHNOLOGIES INC., a Delaware corporation and the sole member of Buyer (“Parent” and together with Buyer, “Buyer Parties”). Each of Seller, WTI, Buyer and Parent is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent is a public reporting company engaged, among other things, in the business of identifying, developing, investing in, and acquiring or building privacy-enhancing technologies, with a primary focus on the Zcash ecosystem;

WHEREAS, Seller is engaged in, among other business activities, the business of owning and operating cryptocurrency mining equipment, including the Mining Equipment (as defined below), and holds the Hosting Agreements (as defined below) with respect to the facilities at which such equipment is located;

WHEREAS, Seller wishes to sell, convey, assign and transfer to Buyer, and Buyer wishes to purchase and acquire from Seller, the Purchased Assets (as defined in Section 1.01 below), consisting solely of (a) the Mining Equipment, (b) the Purchased Contracts and (c) the other assets, properties and rights described or referred to in Section 1.01 below, and no other assets, properties or rights of Seller, in each case for the consideration and on the terms set forth herein; and

WHEREAS, the transactions contemplated by this Agreement constitute a related party transaction for purposes of Parent’s related person transaction policy and, following full disclosure to the board of directors of Parent of the material facts as to the relationships among the Parties and the interests of the Seller Parties in the transactions contemplated by this Agreement, this Agreement and the transactions contemplated hereby have been reviewed and approved by the disinterested directors of Parent in accordance with such policy.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE I
PURCHASE AND SALE

Section 1.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.01), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller (the “Purchased Assets”):

(a)           the 4,902 Bitmain Antminer Z15 Pro Zcash mining computers, allocated among the Hosting Sites as set forth on Schedule 1.01(a) hereto, together with all racking, cabling and ancillary equipment used exclusively in connection therewith and located at the Hosting Sites (as defined below) (the “Mining Equipment”);

(b)          (i) the Colocation Agreement, dated April 29, 2026, by and between Seller and Mintwest Colocation Texas LLC (the “Barstow Agreement”), with respect to the facility located at 3391 FM 873, Barstow, TX 79719 (the “Barstow Hosting Site”), (ii) the Hosting Agreement, dated July 9, 2026, by and between Seller and 321 Hamblen Ave LLC (the “Hamblen Agreement”), with respect to the facility located at 321 Hamblen Avenue, Morristown, TN 37813 (the “Hamblen Hosting Site”), and (iii) the Second Amended & Restated Electronic Data Processing Services Agreement, dated June 3, 2026, by and between Seller and Blockchain Power Corp. (the “Fairview Agreement” and, together with the Barstow Agreement and the Hamblen Agreement, the “Hosting Agreements” or the “Purchased Contracts”), with respect to the data center facility located at 1091 Miracle Run Rd, Fairview, WV 26570 (the “Fairview Hosting Site” and, together with the Barstow Hosting Site and the Hamblen Hosting Site, the “Hosting Sites”);

(c)           all of Seller’s right, title and interest in and to the following deposits, prepaid fees and other prepaid amounts paid by or on behalf of Seller and held by or for the benefit of the applicable counterparty under or in connection with the Hosting Agreements: (x) the “Deposit” and the “Pre-Paid Fee” (as such terms are defined in the Fairview Agreement) paid by Seller under the Fairview Agreement in the amount of $501,702, (y) the first-month prepayment in the amount of $190,246 paid by Seller under the Barstow Agreement, and (z) the “Security Deposit” (as defined in the Hamblen Agreement) in the amount of $90,720 paid by Seller under the Hamblen Agreement, in each case to the extent paid by or on behalf of Seller and held by or for the benefit of the applicable counterparty as of the Closing (collectively, the “Hosting Deposits”);

(d)           all of Seller’s rights under warranties, indemnities and similar rights against third parties (including equipment manufacturers) with respect to, or to the extent related to or arising from or under, the Mining Equipment, in each case, to the extent arising after the Closing.

Section 1.02         Excluded Assets. The Purchased Assets shall not include, and Seller shall retain, any and all assets, properties, rights, contracts and personnel arrangements of Seller other than the Purchased Assets (collectively, the “Excluded Assets”).

Section 1.03         Consideration. At the Closing, Parent shall issue to WTI a pre-funded warrant, in the form attached hereto as Exhibit A (the “Pre-Funded Warrant”), to purchase shares of common stock, par value $0.001 per share (“Common Stock”), of Parent, which Pre-Funded Warrant, together with Buyer’s assumption of the Assumed Liabilities pursuant to Section 1.04 below, shall constitute the sole and entire consideration to be provided by Parent and Buyer to Seller and WTI for and in connection with the sale of the Purchased Assets by Seller to Buyer pursuant to this Agreement. The Parties hereby expressly acknowledge and agree that Parent’s agreement to issue the Pre-Funded Warrant to WTI pursuant to, and in accordance with, the terms of this Agreement shall constitute part of the consideration for Seller’s agreement to sell and transfer the Purchased Assets to the Buyer pursuant to, and in accordance with, the terms of this Agreement. The total number of shares of Common Stock underlying the Pre-Funded Warrant (the “Pre-Funded Warrant Shares”) at the time of the Closing shall be equal to (i) the Aggregate Purchase Price (as defined below) divided by (ii) the Per Share Purchase Price (as defined below). For purposes of this Agreement: (1) the “Aggregate Purchase Price” means $33,333,333, which amount consists of the aggregate purchase price of the Purchased Assets as mutually agreed upon by the Parties; and (2) the “Per Share Purchase Price” means $0.77, which is equal to the greater of (x) the average Nasdaq official closing price of the Common Stock for the five (5) trading days immediately preceding the signing of this Agreement and (y) the price per share of the Common Stock that reflects an mNAV of 1 as calculated on the dashboard at cypherpunk.com after the close of business on the day of the signing of this Agreement. The Pre-Funded Warrant includes provisions that limit the right of the holder of the Pre-Funded Warrant to exercise the Pre-Funded Warrant and to receive Pre-Funded Warrant Shares upon or in connection with such exercise, and the obligation of Parent to give effect to the exercise of the Pre-Funded Warrant by the holder thereof and to issue Pre-Funded Warrant Shares upon or in connection with such exercise, if and to the extent that any issuance of Pre-Funded Warrant Shares pursuant to, or in connection with, the exercise of the Pre-Funded Warrant would violate or result in a violation of Nasdaq Listing Rule 5635(a), Nasdaq Listing Rule 5635(b), and/or Nasdaq Listing Rule 5635(d), as applicable.

Section 1.04          Assumed Liabilities; No Historical Liabilities Assumed. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, fulfill and discharge when due any and all of those Liabilities (as defined in Section 1.05 below) of Seller under the Purchased Contracts (other than any Excluded Liabilities thereunder) that first accrue and arise, and relate solely to any period of time, after the Closing, including, without limitation, all Liabilities for transfer taxes for which the Buyer is liable pursuant to Section 5.05 (all Liabilities that Buyer is agreeing to assume pursuant to this Section 1.04 being referred to, collectively, the “Assumed Liabilities”). For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, and shall have no responsibility for, any Liability arising out of, relating to, or accrued in connection with the Purchased Contracts or any of the other Purchased Assets to the extent that any such Liability first accrues or arises, or relates to any period of time, prior to the Closing or arises out of or relates to Seller’s ownership, use or operation of any of the Purchased Assets at any time prior to the Closing, all of which shall constitute Excluded Liabilities.

Section 1.05         Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform, fulfill or discharge any Liabilities of Seller that are not Assumed Liabilities, including, but not limited to, the following Liabilities of Seller (collectively, the “Excluded Liabilities”):

(a)           any Liabilities under any contract or agreement of Seller other than the Purchased Contracts;

(b)           any Liabilities under the Purchased Contracts if and to the extent that such Liabilities first arise or accrue prior to the Closing or pertain or otherwise relate to any period of time prior to the Closing;

(c)           any Liabilities relating to or arising out of the Excluded Assets;

(d)          any Liabilities for any income, capital gains, franchise or any other Taxes (as defined in Section 3.08 hereof) of Seller or imposed on Seller under applicable Law (as defined in Section 3.02 hereof) other than Taxes for which Buyer is liable pursuant to Section 5.05; and

(e)           any Liabilities of Seller under this Agreement or any of the other Transaction Documents (as defined in Section 2.02(a)(iii) hereof) or arising or incurred in connection with the negotiation, preparation, investigation and performance by Seller of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others.

For purposes of this Agreement, the term “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

Section 1.06         Third-Party Consents. The Parties acknowledge that the assignment of each Hosting Agreement to Buyer requires the prior written consent of the counterparty thereto, and Seller shall obtain and deliver at the Closing the Novation Agreements (as defined below) in accordance with the provisions of Section 2.02(a), each duly executed by Seller and the counterparty to the Hosting Agreement to which the applicable Novation Agreement pertains. To the extent that Seller’s rights under any other Purchased Asset may not be assigned to Buyer without the consent of another Person (a “Required Consent”) which has not been obtained as of the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful; provided, however, that following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other to obtain any such Required Consent(s) as promptly as possible following; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. If any such Required Consent cannot be obtained following the Closing in accordance with this Section 1.06, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements to provide the parties the economic, and to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 1.07         Purchase Price Allocation. Buyer and Seller agree that the Aggregate Purchase Price (together with any other items properly treated as consideration for U.S. federal income tax purposes) shall be allocated among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a schedule setting forth the proposed allocation of the Aggregate Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Seller (a “Dispute Notice”). In the event of any such objection, Seller and Buyer shall negotiate in good faith to promptly resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of a Dispute Notice to Buyer, such dispute shall be resolved by a nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne by Buyer, on the one hand, and/or Seller, on the other hand, based upon the percentage which the portion of the disputed amount not awarded to each party bears to the amount actually contested by such party, as determined by such accounting firm. Buyer and Seller shall file all Tax returns (including IRS Form 8594) in a manner consistent with the Allocation Schedule (as finally determined in accordance with this Section 1.07) and shall not take any position for Tax purposes inconsistent therewith, in each case except as otherwise required by a final determination of a Governmental Authority.

ARTICLE II
CLOSING

Section 2.01         Closing. Subject to the terms and conditions of this Agreement, consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement by exchange of documents and signatures (or their electronic counterparts). The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 2.02         Closing Deliverables. At the Closing,

(a)           Seller shall deliver to Buyer the following:

(i)              Seller’s duly executed counterpart to the bill of sale in the form of Exhibit B attached hereto (the “Bill of Sale”);

(ii)             a counterpart duly executed by Seller and Mintwest Colocation Texas LLC of a Novation Agreement, in form and substance reasonably acceptable to the parties thereto, with respect to the Barstow Agreement (the “Barstow Novation Agreement”);

(iii)            a counterpart duly executed by Seller and Blockchain Power Corp. of a Novation Agreement, in form and substance reasonably acceptable to the parties thereto, with respect to the Fairview Agreement (the “Fairview Novation Agreement”);

(iv)            a counterpart duly executed by Seller and 321 Hamblen Ave LLC of a Novation Agreement, in form and substance reasonably acceptable to the parties thereto, with respect to the Hamblen Agreement (the “Hamblen Novation Agreement” and, collectively with the Barstow Novation Agreement and the Fairview Novation Agreement, the “Novation Agreements”); and

(v)             a certificate of an authorized officer or manager of Seller certifying as to (1) the resolutions adopted by the board of managers of Seller authorizing the execution, delivery, and performance by and on behalf of Seller of this Agreement, the Bill of Sale, the Novation Agreements, the RRA Amendment (as defined below) and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby to be consummated by Seller, and (2) the names, titles and signatures of the individuals authorized to sign this Agreement and the other Transaction Documents on behalf of Seller.

(b)           Buyer shall deliver to Seller the following:

(i)              Buyer’s duly executed counterpart to the Bill of Sale;

(ii)             Buyer’s duly executed counterpart to each of the Novation Agreements; and

(iii)            a certificate of the Managing Member of Buyer certifying as to (1) the resolutions adopted by the Managing Member of Buyer authorizing the execution, delivery, and performance by and on behalf of Buyer of this Agreement, the Bill of Sale, the Novation Agreements and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby to be consummated by Buyer, and (2) the names, titles and signatures of the individuals authorized to sign this Agreement and the other Transaction Documents on behalf of Buyer and the Managing Member of Buyer.

(c)           WTI shall deliver to Parent and Buyer a certificate of an authorized officer or manager of WTI certifying as to (1) the resolutions adopted by the board of managers of WTI authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents to which WTI is a party by and on behalf of WTI, and (2) the names, titles and signatures of the individuals authorized to sign this Agreement on behalf of WTI.

(d)           WTI shall deliver to Parent WTI’s duly executed counterpart to the First Amendment to Registration Rights Agreement, in substantially the form attached hereto as Exhibit D (the “RRA Amendment”), pursuant to which the Pre-Funded Warrant Shares shall be added as Registrable Securities under, and shall otherwise become subject to the terms of, that certain Registration Rights Agreement, dated as of October 6, 2025, by and among Parent and the investors party thereto (the “Registration Rights Agreement”).

(e)           Parent shall deliver to WTI the following:

(i)              the Pre-Funded Warrant, duly issued in the name of WTI; and

(ii)             Parent’s duly executed counterpart to the RRA Amendment.

(f)            Parent shall deliver to WTI and Seller a certificate of the Secretary (or equivalent officer) of Parent certifying as to (A) the resolutions of the board of directors of Parent and Parent’s nominating and corporate governance committee authorizing the issuance of the Pre-Funded Warrant, the execution, delivery and performance by and on behalf of Parent of this Agreement and the other Transaction Documents to which Parent is a party, the execution, delivery and performance by and on behalf of Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated under this Agreement and other Transaction Documents to be consummated by Buyer, and (B) the names, titles and signatures of the officers of Parent authorized to sign the Pre-Funded Warrant and this Agreement on behalf of Parent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF The SELLER PARTIES

The Seller Parties, jointly and severally, represent and warrant to the Buyer Parties that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01         Organization and Authority of Seller Parties.

(a)            Seller is a limited liability company duly organized, validly existing, and in good standing in the State of Delaware. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by Seller.

(b)            WTI is a limited liability company duly organized, validly existing, and in good standing in the State of Delaware. WTI has full power and authority to enter into this Agreement and the other Transaction Documents to which WTI is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by WTI.

(c)           The execution and delivery by each of Seller and WTI of this Agreement and the other Transaction Documents to which such Party is a party, the performance by each of Seller and WTI of its obligations hereunder and thereunder, and the consummation by each of Seller and WTI of the transactions contemplated hereby and thereby to be consummated by such Party have been duly authorized by all requisite action on the part of Seller and WTI, respectively. Assuming due authorization, execution and delivery by the Buyer Parties, this Agreement constitutes the legal, valid and binding obligation of each of Seller and WTI, enforceable against each of them in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (“Enforceability Exceptions”). Assuming due authorization, execution and delivery by each of the other parties thereto, each of the other Transaction Documents to which either Seller or WTI is a party constitutes the legal, valid and binding obligation of Seller or WTI, as applicable, enforceable against Seller or WTI, as applicable, in accordance with its terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 3.02         No Conflicts or Consents. The execution, delivery, and performance by each of Seller and WTI of this Agreement and the other Transaction Documents to which either is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the organizational and other governing documents of Seller or WTI; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any arbitrator, court, or tribunal of competent jurisdiction (each, a “Governmental Authority”) (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”), in each case, applicable to Seller, WTI, or the Purchased Assets; (c) other than the Hosting Agreements, require the consent, notice, declaration, or filing with or other action (including, without limitation, under or pursuant to the terms of any Purchased Contract) by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; or (d) other than the Hosting Consents, violate or conflict with, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify, or cancel any contract, lease, license, instrument, note, commitment, undertaking, indenture, joint venture, or other agreement, commitment, or legally binding arrangement, whether written or oral (each a “Contract”), to which any of the Purchased Assets are subject (including any Purchased Contract).

Section 3.03         Purchased Contracts. Each Purchased Contract is in full force and effect in accordance with its terms except to the extent enforcement may be affected by Enforceability Exceptions, and is the legal, valid and binding obligation of the parties thereto. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged in writing to be in breach of or default under), in any material respect, or has provided or received any written notice of any intention to terminate, any Purchased Contract. To Seller’s knowledge, no event or circumstance has occurred that would constitute an event of default under any Purchased Contract or result in a termination thereof. Complete and correct copies of each Purchased Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. To the Seller’s knowledge, there are no disputes pending or threatened under any Purchased Contract.

Section 3.04         Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”)other than Permitted Encumbrances (as defined below). Seller has the full right, power and authority to sell, convey, transfer, assign and deliver the Purchased Assets to Buyer as contemplated by the Transaction Documents, and upon the consummation of the transactions contemplated hereby and the Closing, Buyer will acquire good, valid and marketable title to all of the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances. The term “Permitted Encumbrances” means, collectively (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security.

Section 3.05         Condition and Sufficiency of Assets. The Purchased Assets (including, without limitation, the Mining Equipment) (i) are, in all material respects, structurally sound, in good operating condition and repair, normal wear and tear excepted, (ii) are free from material defects (patent and latent), and (iii) have been maintained in accordance with customary industry practice.

Section 3.06         Legal Proceedings; Governmental Orders.

(a)           There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (i) against or involving the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders against or involving the Purchased Assets.

Section 3.07         Compliance with Laws. Seller is in compliance with all Laws applicable to the ownership and use of the Purchased Assets or to the performance of the Assumed Liabilities.

Section 3.08         Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax returns required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax returns are, or will be, true, complete, and correct in all material respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.09         Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller Parties.

Section 3.10         Investment Representations of WTI.

(a)           Own Account. WTI is acquiring the Pre-Funded Warrant as principal for its own account and not with a view to or for distributing or reselling the Pre-Funded Warrant or the Pre-Funded Warrant Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), has no present intention of distributing the Pre-Funded Warrant or Pre-Funded Warrant Shares in violation of the Securities Act, and has no direct or indirect arrangement or understanding with any other Person to distribute the Pre-Funded Warrant or Pre-Funded Warrant Shares.

(b)           Accredited Investor; Sophistication. WTI is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and the offer and sale of the Pre-Funded Warrant to WTI is intended to qualify for exemption from registration under Rule 506(b) of Regulation D. WTI has such knowledge and experience in financial and business matters, either alone or together with its representatives, as to be capable of evaluating the merits and risks of an investment in the Pre-Funded Warrant, has had the opportunity to seek such accounting, legal, business and tax advice as it has considered necessary to make an informed decision, and is able to bear the economic risk of an investment in the Pre-Funded Warrant, including a complete loss of such investment.

(c)           Access to Information. WTI acknowledges that it has reviewed this Agreement and the other Transaction Documents (including the exhibits and schedules hereto and thereto) and Parent’s SEC Reports (as defined in Section 4.04 hereof), and has had the opportunity to ask questions of, and receive answers from, Parent’s representatives concerning the terms of the issuance of the Pre-Funded Warrant and to obtain such additional information as WTI has deemed necessary to make an informed investment decision.

(d)           Non-Reliance. WTI acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, other than the representations, warranties, covenants and agreements of Buyer Parties expressly set forth in this Agreement and statements made by Parent in the SEC Reports, in making its decision to accept the Pre-Funded Warrant as part of the consideration for Seller’s agreement to sell the Purchased Assets to Buyer pursuant to this Agreement.

(e)           Taxes. WTI acknowledges that Buyer Parties make no representation or warranty with respect to the tax treatment of the transactions contemplated by this Agreement, and either or both of WTI and Seller shall be solely responsible for any tax liability arising from WTI’s receipt of the Pre-Funded Warrant and/or from Seller’s sale of the Purchased Assets to Buyer pursuant to, and in accordance with, the terms of this Agreement.

(f)           Securities Not Registered; Legends. WTI acknowledges and agrees that the Pre-Funded Warrant and the Pre-Funded Warrant Shares have not been registered under the Securities Act, by reason of their issuance by Parent in a transaction exempt from the registration requirements of the Securities Act, and that the Pre-Funded Warrant and Pre-Funded Warrant Shares must continue to be held and may not be offered, resold, transferred, pledged or otherwise disposed of by WTI unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and in each case in accordance with any applicable securities laws of any state of the United States. WTI understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, including, but not limited to, the time and manner of sale, the holding period, and requirements relating to Parent which are outside of WTI’s control and which Parent may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. WTI acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Pre-Funded Warrant or Pre-Funded Warrant Shares. WTI acknowledges that no federal or state agency has passed upon or endorsed the merits of the issuance of the Pre-Funded Warrant or made any findings or determination as to the fairness of this investment.

WTI understands that any certificates or book entry notations evidencing the Pre-Funded Warrant or Pre-Funded Warrant Shares may bear one or more legends in substantially the following form and substance:

“THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ”SECURITIES ACT“), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN ”ACCREDITED INVESTOR“ AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

In addition, the Pre-Funded Warrant or Pre-Funded Warrant Shares may contain a legend regarding the affiliate status of WTI, if applicable.

(g)           Disqualification Event. To the extent WTI is one of the covered persons identified in Rule 506(d)(1), WTI represents that no Disqualification Event is applicable to WTI or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. WTI hereby agrees that it shall notify Buyer promptly in writing in the event a Disqualification Event becomes applicable to WTI or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 3.10(g), “Rule 506(d) Related Party” means a person or entity that is a beneficial owner of WTI’s securities for purposes of Rule 506(d) of the Securities Act.

Section 3.11         No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III, neither Seller, WTI nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller Party, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchased Assets furnished or made available to Buyer, Parent and their respective Representatives (including management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Purchased Assets, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF The BUYER Parties

The Buyer Parties, jointly and severally, represent and warrant to the Seller Parties that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01         Organization and Authority of Buyer Parties.

(a)            Buyer is a limited liability company duly organized, validly existing, and in good standing in the State of Delaware. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by Buyer.

(b)           Parent is a corporation duly incorporated, validly existing, and in good standing in the state of Delaware. Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by Parent.

(c)           The execution and delivery by each of Buyer and Parent of this Agreement and the other Transaction Documents to which such Party is a party, the performance by each of Buyer and Parent of its obligations hereunder and thereunder, and the consummation by each of Buyer and Parent of the transactions contemplated hereby and thereby to be consummated by such Party have been duly authorized by all requisite action on the part of Buyer and Parent, respectively. This Agreement constitutes the legal, valid and binding obligation of each of Buyer and Parent, enforceable against each of them in accordance with its terms. Each of the other Transaction Documents to which either Buyer or Parent is a party constitutes the legal, valid and binding obligation of Buyer or Parent, as applicable, enforceable against Buyer or Parent, as applicable, in accordance with its terms.

Section 4.02          No Conflicts; Consents. The execution, delivery, and performance by Buyer and Parent of this Agreement and the other Transaction Documents to which either is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer or Parent; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer or Parent; (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify, or cancel any Contract to which Buyer or Parent is a party or by which Buyer or Parent is bound or to which any of their respective assets or properties are subject; or (e) result in the creation or imposition of any Encumbrance on any of the assets of Buyer or Parent.

Section 4.03         Issuance of the Pre-Funded Warrant. The Pre-Funded Warrant, when issued in accordance with the terms of this Agreement, and the Pre-Funded Warrant Shares, when issued in accordance with the terms of the Pre-Funded Warrant, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by Parent other than restrictions on transfer provided for in any of the Transaction Documents or under applicable securities laws. Parent has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to the Pre-Funded Warrant as of the time of the Closing.

Section 4.04         SEC Reports; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act, and the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the United States Securities and Exchange Commission (the “Commission”) with respect to any of the SEC Reports as of the date hereof. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 4.05         Capitalization of Parent. The authorized capital stock of Parent consists of 490,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of the date of this Agreement, there are 107,764,382 shares of Common Stock issued and outstanding, and there is one (1) share of Preferred Stock issued and outstanding, designated as Special Voting Stock of Parent. Except as disclosed in the SEC Reports and except for outstanding securities under Parent’s equity incentive plans (the “Stock Plans”), as of the date of this Agreement there are no other shares of any class or series of capital stock of Parent issued or outstanding, and there are no outstanding options, warrants or other securities or rights issued by Parent convertible into or exercisable or exchangeable for any shares of capital stock of Parent. None of Parent’s securities were issued in violation of the Securities Act or any other Law.

Section 4.06         Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer Parties.

Section 4.07         Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or Parent that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V
COVENANTS

Section 5.01         Confidentiality. From and after the Closing, each of the Parties shall hold, and shall cause its Affiliates (as defined below) to hold, and each of the Parties shall use its reasonable best efforts to cause the respective directors, officers, employees, consultants, counsel, accountants, and other agents of such Party and their respective Affiliates (“Representatives”) to hold, in confidence any and all non-public information, whether written or oral, concerning this Agreement or its terms, the transactions contemplated hereunder, and any other non-public information disclosed by any other Party in the context of this Agreement or the transactions contemplated herein (“Confidential Information”); provided, that (i) the Parties may disclose such Confidential Information to their accountants, counsel or other advisors who need to know such Confidential Information and are otherwise subject to comparable duties of confidentiality with respect to such Confidential Information, and (ii) the Parties may disclose this Agreement, the other Transaction Documents, any of the transactions contemplated hereunder or thereunder, and/or the respective material terms of any of the foregoing, if and to the extent that the execution and delivery of this Agreement and the material terms thereof have been published, publicly announced or publicly disclosed by or on behalf of Parent without breaching or violating the provisions of Section 5.02. The prohibitions and restrictions set forth in this Section 5.01 shall not apply to any information that (a) is generally available to and known by the public through no fault of the receiving Party or its Affiliates or Representatives; (b) is lawfully acquired by the disclosing party from a source that is not and was not known by the disclosing party to be prohibited from disclosing such Confidential Information by a legal, contractual, or fiduciary obligation; or (c) is required to be disclosed by Governmental Order or Law; provided that, to the extent reasonably practicable without violating Governmental Order or Law, the receiving Party shall promptly notify the disclosing Party and a reasonable opportunity is afforded to the disclosing Party (at their sole cost) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. For avoidance of doubt, the obligations of the Parties under this Section 5.01 are subject to the provisions of Section 5.02.

For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person; and (ii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 5.02         Public Announcements. Unless otherwise required by applicable Law (including the disclosure obligations of Parent as a public reporting company), no party to this Agreement shall make any public announcements in respect of any of the Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other parties to this Agreement (which consent shall not be unreasonably withheld or delayed), and the parties to this Agreement shall cooperate as to the timing and contents of any such announcement.

Section 5.03         Bulk Sales Laws. The parties to this Agreement hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.04         Pro-Rata Allocation of First Monthly Payment After Closing Under the Purchased Contracts. Notwithstanding anything in this Agreement to the contrary, with respect to the monthly payment due and payable under each Purchased Contract for the month of August 2026 (each, an “August Monthly Payment”), such monthly payment shall be prorated (based on the number of days in the month of August 2026) between Seller and Buyer such that, on the date that an August Monthly Payment is due and payable under the applicable Purchased Contract, (i) Seller shall pay, or cause to be paid, to the applicable counterparty under the Purchased Contracts (each, a “Hosting Counterparty”) an amount in cash equal to (A) the amount of the August Monthly Payment due and payable under such Purchased Contract multiplied by (B) the Seller Pro Rata Share (as defined below) and (ii) Buyer shall pay, or cause to be paid, to the applicable Hosting Counterparties, an amount in cash equal to (x) the amount of the August Monthly Payment due and payable under the applicable Purchased Contract multiplied by (y) the Buyer Pro Rata Share (as defined below). In the event that Seller fails to pay the Seller Pro Rata Share of any August Monthly Payment in accordance with the foregoing provisions of this Section 5.04 (such shortfall, the “Seller Shortfall Amount”), then Buyer shall have the right to pay such required Seller Shortfall Amounts to the applicable Hosting Counterparty and Seller shall reimburse Buyer for any such Seller Shortfall Amounts paid by the Buyer in cash, in each case upon written demand therefor by Buyer. Payment by Seller directly to Buyer of any Seller Shortfall Amount pursuant to the provisions of the immediately preceding sentence shall not relieve Seller from any Liability to Buyer on account of any damages, losses or liabilities incurred or suffered by Buyer directly as a result of Seller’s breach of its obligation to make any payment that Seller is required to pay to a Hosting Counterparty pursuant to this Section 5.04. Notwithstanding anything to the contrary contained in this Section 5.04, in no event shall Seller be liable for any damages, losses or liabilities attributable to Buyer’s failure to pay the Buyer Pro Rata Share of any August Monthly Payment when due. For purposes of this Section 5.04, “Seller Pro Rata Share” means the percentage obtained by dividing (a) seventeen (17) by (b) thirty-one. For purposes of this Section 5.04, “Buyer Pro Rata Share” means the percentage obtained by dividing (a) fourteen (14) by (b) thirty-one.

Section 5.05         Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, each of Seller and Buyer will pay fifty percent (50%) of any transfer taxes and fees (“Transfer Taxes”), and any deficiency, interest or penalty asserted with respect thereto, arising out of the sale of the Purchased Assets to the Buyer pursuant to this Agreement. The Party required to file any Tax return or other document required to be filed with respect to any such Transfer Taxes pursuant to applicable Law will timely file or cause to be filed such Tax return or such other document.

Section 5.06          Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.07         Wrong Pockets. If, following the Closing either Buyer or Seller becomes aware that any of the Purchased Assets have not been transferred to Buyer or that any of the Excluded Assets have been transferred to Buyer, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable thereafter, ensure that such property is transferred, at the expense of the party that is seeking the assets to be transferred to it, to (a) Buyer, in the case of any Purchased Assets that were not transferred to Buyer at or in connection with the Closing, or (b) Seller, in the case of any Excluded Assets which were transferred to Buyer at the Closing. In the event that, at any time or from time to time after the Closing, Seller or any of its Affiliates receives any cryptocurrency that is mined at any time after the Closing Date using the Mining Equipment, Seller shall promptly deliver or transfer, or cause to be promptly delivered or transferred, such cryptocurrency to Buyer or to an account designated in writing by the Buyer. In the event that, at any time or from time to time on or after the Closing Date, Buyer or any of its Affiliates receives any cryptocurrency that has been mined on or prior to the Closing Date using the Mining Equipment, Buyer shall promptly deliver or transfer, or cause to be promptly delivered or transferred, such cryptocurrency to Seller or to an account designated in writing by Seller.

Section 5.08         Access to Information. Until the applicable statutes of limitations (including any extensions) have expired for all Tax periods or portions thereof ending on or before the Closing Date, Buyer and Seller shall, to the extent related to the Purchased Assets or Assumed Liabilities, (a) each provide the other with such assistance as may reasonably be requested by any of them in connection with any Tax, accounting or other financial reporting or services, including the preparation of any Tax return or any tax audit or proceeding, (b) each retain and provide the other with any records or other information that may be relevant to any such Tax, accounting or other financial reporting or services, including relating to any such Tax return or tax audit or proceeding, and (c) each provide the other with any final determination of any such tax claim that affects any amount required to be shown on any Tax return of the other for any period. Buyer agrees to provide Seller reasonable access during normal business hours to the books and records then in the possession of Buyer that relate to the Purchased Assets with respect to periods prior to the Closing Date solely for the purpose of responding to any claims made against Seller or WTI by any Person who is not a party to this Agreement with respect to Excluded Liabilities to the extent that such documents are relevant to such claim and would not result in the loss of privilege or the sharing of competitively sensitive information and for the purposes of preparation of any Tax returns by Seller after the Closing and to any audit by the Internal Revenue Service or any other authority to the extent that such documents are relevant for such purposes, in all cases at Seller’s expense. Each of Seller and WTI agrees to provide Buyer reasonable access during normal business hours to the documents and records not included in the Purchased Assets then in the possession of Seller, WTI or any of their respective Affiliates that relate to periods prior to the Closing Date solely for the purpose of responding to any claims made against Buyer or Parent by any Person who is not a party to this Agreement with respect to the Purchased Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities to the extent that such documents are relevant to such claim or for any other reasonable purpose relating to Buyer’s operation of the Purchased Assets after the date hereof and would not result in the loss of privilege or the sharing of competitively sensitive information, in all cases at Buyer’s expense. Any information provided to any Seller Party or Buyer Party pursuant to this Section 5.08 shall in all cases be subject to Section 5.01 (except if and to the extent that the provisions of Section 5.01 conflict with the provisions of this Section 5.08, in which case the provisions of this Section 5.08 shall control solely to the extent necessary to implement this Section 5.08 and the parties intent and agreement under this Section 5.08). For the avoidance of doubt, neither Seller nor WTI shall have access to, or a right to review of, any Tax return of Buyer (or its Affiliates) that does not relate exclusively to the Purchased Assets and Assumed Liabilities. WTI shall cause Seller to comply with and perform all of the provisions of this Section 5.08 that are applicable to Seller. Parent shall cause Buyer to comply with and perform all of the provisions of this Section 5.08 that are applicable to Buyer.

Section 5.09         [Reserved.]

Section 5.10         Parent Covenant Regarding Stockholder Proposals. Subject to and upon the terms and conditions set forth in this Section 5.10, Parent shall use commercially reasonable efforts to obtain approval of, and effect, the Stockholder Proposals (as defined below). Parent shall seek stockholder approval of the Stockholder Proposals at the next annual meeting of Parent’s stockholders, with the recommendation of Parent’s board of directors that the Stockholder Proposals be approved, and Parent shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in the applicable proxy statement, and all management-appointed proxyholders shall vote their proxies in favor of the Stockholder Proposals. If the Stockholder Proposals are not approved at such annual meeting of Parent’s stockholders, Parent shall thereafter use commercially reasonable efforts to promptly obtain approval of, and effect, the Stockholder Proposals, including by seeking such approval at the next-occurring annual meeting of Parent’s stockholders until the Stockholder Proposals are approved. For clarity, the Parties hereby expressly acknowledge and agree that Parent shall not have any obligation to call and hold any special meeting of Parent’s stockholders for purposes of seeking or obtaining stockholder approval of the Stockholder Proposals. For purposes of this Agreement, “Stockholder Proposals” means such proposal or proposals as may be necessary to obtain any and all stockholder approvals required under Nasdaq Listing Rule 5635(a), Nasdaq Listing Rule 5635(b), and/or Nasdaq Listing Rule 5635(d), to the extent any of the foregoing is or becomes applicable, in order to permit the issuance of any and all Pre-Funded Warrant Shares upon exercise of the Pre-Funded Warrant without violation of any such Nasdaq Listing Rule that is applicable.

Section 5.11         WTI Covenant to Vote for Stockholder Proposals; Voting Proxy. At any annual meeting of Parent’s stockholders referred to in Section 5.10, and at every adjournment or postponement thereof, WTI agrees that it shall participate and vote all voting securities of Parent held by it, or over which it exercises voting power (other than any Pre-Funded Warrant Shares which are not entitled to vote on the Stockholder Proposals pursuant to Section 2(f) of the Pre-Funded Warrant and applicable Nasdaq Listing Rules), to approve the Stockholder Proposals. Any such vote shall be cast by WTI in accordance with such procedures as shall ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. WTI hereby constitutes and appoints as its proxies, and hereby grants a power of attorney to the Chief Executive Officer of Parent, with full power of substitution, with respect to the Stockholder Proposals, and hereby authorizes the Chief Executive Officer of Parent to represent and vote, if and only if WTI (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person, or otherwise) in a manner inconsistent with the terms of this Section 5.11, all of WTI’s voting securities of Parent (other than any Pre-Funded Warrant Shares) in favor of the Stockholder Proposals, or to take any action reasonably necessary to effect the intent of this Section 5.11. The proxy and power of attorney granted pursuant to this Section 5.11 is given in consideration of the agreements and covenants of the Parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable until this Agreement terminates. WTI hereby revokes any and all previous proxies or powers of attorney with respect to such voting securities and shall not purport to grant any other proxy or power of attorney with respect to any such voting securities, deposit any such voting securities into a voting trust, or enter into any agreement, arrangement, or understanding with any Person to vote, grant any proxy, or give voting instructions with respect to any such voting securities, in each case with respect to the Stockholder Proposals if any such action by WTI would be inconsistent with its agreements or obligations under this Section 5.11.

ARTICLE VI
INDEMNIFICATION

Section 6.01         Survival. The representations and warranties contained herein shall survive the Closing for a period of twelve (12) months from the Closing Date, except that (a) the representations and warranties set forth in Sections 3.01, 3.02, 3.04, and 3.09 (the “Seller Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations, (b) the representations and warranties set forth in Section 3.08 and Section 3.10 (together with the Seller Fundamental Representations, the “Seller Specified Representations”) shall survive under the expiration of the applicable statute of limitations, and (c) the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.05, and 4.06 (the “Buyer Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing (including, without limitation, the covenants and agreements set forth in this Article VI or in either of Articles V and VII hereof), and each such surviving covenant and agreement shall survive the Closing for the period contemplated by their terms or until fully performed. For clarity, and notwithstanding anything to the contrary in the foregoing provisions of this Section 6.01, any right or remedy that any party may have as a result of any breach of any covenant or agreement to be performed at or prior to the Closing shall survive the Closing until the expiration of the statute of limitations applicable to such right or remedy.

Section 6.02         Indemnification by the Seller Parties. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, the Seller Parties, jointly and severally, shall indemnify and defend the Buyer Parties and their respective Affiliates and Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees to the extent such Losses are based upon, arise out of, or are with respect to:

(a)           any inaccuracy in or breach of any of the representations or warranties of either of the Seller Parties contained in this Agreement or any certificate delivered hereunder;

(b)           any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by either of the Seller Parties pursuant to this Agreement;

(c)           any Excluded Asset or any Excluded Liability; or

(d)           any Liability arising out of the ownership or operation of the Purchased Assets prior to the Closing Date.

Section 6.03         Indemnification by Buyer Parties. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, the Buyer Parties, jointly and severally, shall indemnify and defend the Seller Parties and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees to the extent such Losses are based upon, arise out of, or are with respect to:

(a)           any inaccuracy in or breach of any of the representations or warranties of either of the Buyer Parties contained in this Agreement or any certificate delivered hereunder;

(b)           any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by either of the Buyer Parties pursuant to this Agreement; or

(c)           any Assumed Liability; or

(d)           any Liability arising out of the ownership or operation of the Purchased Assets after the Closing Date.

Section 6.04         Indemnification Procedures.

(a)           Whenever any claim shall arise for indemnification hereunder (an “Indemnification Claim”), the party entitled to indemnification under this ARTICLE VI (the “Indemnified Party”) shall promptly provide written notice of such Indemnification Claim to the party from whom indemnification is being sought (the “Indemnifying Party”). Such notice by the Indemnified Party shall describe the Indemnification Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any Indemnification Claim hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement (a “Third-Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Third-Party Claim, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Third-Party Claim, the Indemnified Party may, but shall not be obligated to, defend against such Third-Party Claim in such manner as it may deem appropriate, including settling such Third-Party Claim on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Losses resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including: (i) making available (subject to the provisions of Section 5.01) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim.

(b)           Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 6.04(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and without requiring the Indemnified Party to admit or otherwise accept that the Indemnified Party engaged in any wrongdoing and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim (any such firm offer being hereinafter referred to as a “Qualified Settlement Offer”) and the Indemnifying Party desires to accept and agree to such Qualified Settlement Offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such Qualified Settlement Offer within thirty (30) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim (and shall have the right to settle such Third Party Claim), and, in any such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such Qualified Settlement Offer.

(c)           Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party does so respond within such thirty (30)-day period denying or rejecting such claim (a “Dispute Notice”), then the Indemnifying Party and the Indemnified Party will attempt to resolve such dispute in good faith; provided, however, if they are unable to agree on the Direct Claim within thirty (30) days following the Indemnifying Party’s delivery of a Dispute Notice, then the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.05         Limitations on Indemnification. Notwithstanding anything to the contrary set forth in this Agreement, the indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)           The Indemnifying Party shall not be liable to the Indemnified Party for indemnification pursuant to Section 6.02(a) or Section 6.03(a), as applicable (other than in respect of a breach of any of the Seller Specified Representations or the Buyer Fundamental Representations, as applicable, as to which the provisions of this Section 6.05(a) shall not be applicable), until the aggregate amount of all Losses in respect of indemnification pursuant to Section 6.02(a) or Section 6.03(a), as applicable, exceeds $333,333 (the “Deductible”), in which event the Indemnifying Party shall only be liable for the amount of such Losses in excess of the Deductible.

(b)           The aggregate amount of all Losses for which an Indemnifying Party will be liable (i) pursuant to Section 6.02(a) or Section 6.03(a), as applicable (other than in respect of a breach of any of the Seller Specified Representations or the Buyer Fundamental Representations, as applicable, as to which the provisions of this clause (i) of this Section 6.05(b) shall not be applicable), shall not exceed $3,333,333 and (ii) pursuant to Section 6.02(a) or Section 6.03(a), as applicable, in respect of a breach of any of the Seller Specified Representations or the Buyer Fundamental Representations, as applicable, and/or pursuant to Section 6.02(b) or Section 6.03(b), as applicable, shall not exceed an amount equal to the Aggregate Purchase Price.

(c)           In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple. For clarity, nothing in the foregoing provisions of this Section 6.05(c) shall limit the obligation of any Indemnifying Party to indemnify any Indemnified Party in connection with any amounts that such Indemnified Party may have paid or is required or may be required to pay to a third party in connection with any matter for which such Indemnified Party is entitled to seek indemnification from such Indemnifying Party pursuant to the other provisions of this ARTICLE VI.

(d)           Payments by an Indemnifying Party pursuant to this ARTICLE VI in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

Section 6.06         Recourse. Subject to the provisions of this ARTICLE VI (including, without limitation, Section 6.05 and Section 6.07), in the event that a Buyer Indemnitee is entitled to indemnification pursuant to Section 6.02, such Buyer Indemnitee’s sole recourse will be (i) first, to reduce the Pre-Funded Warrant Shares underlying the Pre-Funded Warrant in accordance with the terms of the Pre-Funded Warrant and this Agreement, in each case up to the number of Pre-Funded Warrant Shares then remaining unexercised and available for reduction, and (ii) second, if after exercising such Buyer Indemnitee’s rights under the foregoing clause (i), there remain indemnifiable Losses that have not been satisfied pursuant to the provisions of such clause (i) (such remaining indemnifiable Losses, “Excess Losses”), such Buyer Indemnitee shall be free to pursue such remedies as may be available to such Buyer Indemnitee on the terms and subject to the provisions of this Agreement in order to recover and satisfy such Excess Losses (including, without limitation, asserting and commencing any action, suit or proceeding against the Seller Parties in their personal capacities in accordance with Section 7.08 in order to obtain a recovery from them of cash or other assets or properties sufficient to satisfy such remaining indemnifiable Losses). The price per share of any Pre-Funded Warrant Shares used to satisfy any indemnifiable Losses pursuant to the foregoing clause (i) set forth above in this Section 6.06 shall be equal to the average Nasdaq official closing price of the Common Stock for the five (5) trading days immediately preceding the date on which the indemnifiable Losses have been agreed or finally adjudicated to be payable to the Buyer Indemnitee.

Section 6.07         Exclusive Remedies. The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Notwithstanding anything express or implied in the foregoing provisions of this Section 6.07 or in any other provision of this ARTICLE VI, nothing in this Section 6.07 or elsewhere in this ARTICLE VI shall limit (i) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or (ii) any Person’s rights or remedies to which such Person may be entitled in connection with, or as a result of, any Fraud (as defined below). For purposes of this Agreement, “Fraud” means common law fraud under the Laws of the State of Delaware with respect to the making of representations and warranties, or the performance of any covenants, contained in this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.01         Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02         Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	MORIA MINING, LLC
1207 Delaware Ave #2263, Wilmington, DE 19806
Email: kevin@abcconsultingllc.com
Attention: Kevin Zhang

with a copy
(which shall not
constitute notice) to:	Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Attention: Alfred Browne; Eric Blanchard
E-mail: abrowne@cooley.com; eblanchard@cooley.com

If to WTI:	WINKLEVOSS TREASURY INVESTMENTS, LLC
30 W 24th St., Fourth Floor
New York, NY 10010
Email: will.mcevoy@winklevosscapital.com
Attention: Will McEvoy

with a copy
(which shall not
constitute notice) to:	Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Attention: Alfred Browne; Eric Blanchard
E-mail: abrowne@cooley.com; eblanchard@cooley.com

If to Buyer:	CYPHERPUNK MINING LLC
47 Thorndike Street, Suite B1-1
Cambridge, MA 02141
Email: doug@cypherpunk.com
Attention: Douglas E. Onsi

with a copy
(which shall not
constitute notice) to:	Morgan, Lewis & Bockius LLP
One Federal St.
Boston, MA 02110
Email: julio.vega@morganlewis.com
Attention: Julio E. Vega

If to Parent:	CYPHERPUNK TECHNOLOGIES INC.
47 Thorndike Street, Suite B1-1
Cambridge, MA 02141
Email: doug@cypherpunk.com
Attention: Douglas E. Onsi

with a copy
(which shall not
constitute notice) to:	Morgan, Lewis & Bockius LLP
One Federal St.
Boston, MA 02110
Email: julio.vega@morganlewis.com
Attention: Julio E. Vega

Section 7.03          Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04         Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the exhibits, and the Schedules, the statements in the body of this Agreement will control.

Section 7.06         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that, after the Closing, a Party may assign, without the prior written consent of any of the other Parties, such assigning Party’s rights and obligations under this Agreement in its entirety to its successor in interest in connection with a merger, reorganization, sale of all or substantially all of such Party’s assets or equity. Any purported assignment in violation of this section shall be null and void. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 7.07         Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.10      No Reliance. Each Buyer Party acknowledges and agrees that except for the representations and warranties contained in ARTICLE III or any Transaction Document, no Seller Party or any other Person or entity on behalf of a Seller Party has made or makes, and such Buyer Party has not relied upon, any representation or warranty, whether express or implied at law or equity, with respect to a Seller Party, any of their respective Affiliates, the Purchased Assets, Assumed Liabilities or the businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) with respect to any of the foregoing or with respect to the accuracy or completeness of any other information provided or made available to such Buyer Party or any of its Representatives by or on behalf of any Seller Party. Each Buyer Party acknowledges and agrees that no Seller Party or any other Person or entity on behalf of a Seller Party has made or makes, and such Buyer Party has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to such Buyer Party or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Seller Party, any of their respective Affiliates, the Purchased Assets or any of the Assumed Liabilities. Each Buyer Party disclaims any other representations or warranties, whether made by a Seller Party or any of their respective Representatives.

Section 7.11      No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, the Parties agree that no Person other than the Parties to this Agreement shall have any obligation hereunder and this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the Parties hereto in their capacities as such and their permitted successors and assigns, and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party in connection therewith. None of the Parties shall assert or permit any other Person (including, any stockholder of such Party) to assert or threaten to assert that this Agreement or any part hereof is invalid, illegal or unenforceable. Notwithstanding anything to the contrary in this Section 7.11 or any other provision of this Agreement, (i) nothing in this Agreement shall limit the obligations of any party to any Transaction Document under this Agreement or any Transaction Document or limit or otherwise restrict any party’s rights or recourse against any party to any Transaction Document under this Agreement or any Transaction Document, and (ii) nothing in the foregoing provisions of this Section 7.11 or elsewhere in this Agreement shall limit the Liability of, or recourse against, any Non-Recourse Party for any Fraud committed by such Non-Recourse Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

MORIA MINING, LLC

By:
Name:
Title:

WINKLEVOSS TREASURY INVESTMENTS, LLC

By:
Name:
Title:

CYPHERPUNK MINING LLC

By:
Name:	Douglas E. Onsi
Title:	Authorized Signatory

CYPHERPUNK TECHNOLOGIES INC.

By:
Name:	Douglas E. Onsi
Title:	President & Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Pre-Funded Warrant

(See attached)

Exhibit B

Form of Bill of Sale

(See attached)

Exhibit C

Form of Novation Agreement

(See attached)

Exhibit D

Form of RRA Amendment

Schedule 1.01(a)

Mining Equipment

Hosting Site	Units
Barstow	1,351
Hamblen	621
Fairview	2,929
Demonstration Unit	1
Total	4,902